SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                 the Securities Exchange Act of 1934, as amended

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
         [ ] Preliminary Proxy Statement
         [ ] Confidential,  for Use of the Commission Only (as permitted by Rule
             14a-6(e)(2))
         [X] Definitive Proxy Statement
         [ ] Definitive  Additional Materials
         [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
             240.14a-12

 ...............................CAPITAL TRUST, INC...............................
                (Name of Registrant as Specified In Its Charter)
 ................................................................................
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1)   Title  of each  class of  securities  to  which  transaction applies:  ______
         2)   Aggregate number of securities to which transaction
              applies: ______
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
              ______
         4)   Proposed maximum aggregate value of transaction: ______
         5)   Total fee paid: ______
[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
         0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid: ______
         2) Form, Schedule or Registration Statement No.: ______
         3) Filing Party: ______
         4) Date Filed: ______

                               CAPITAL TRUST, INC.
                           410 Park Avenue, 14th Floor
                            New York, New York 10022



                                                               November 15, 2000

Dear Stockholder:

         You are cordially invited to attend the 2000 annual meeting of stockholders of Capital Trust, Inc., which will be held at 10:00 a.m., local time, on Thursday, December 14, 2000 at the Penn Club of New York, 30 West 44th Street, New York, New York 10036. The matters to be acted upon at the meeting are the election of directors, the ratification of the appointment of Ernst & Young LLP as our independent accountants for 2000, and such other business as may properly come before the meeting, all as described in the attached notice of annual meeting of stockholders and proxy statement.

         If you hold voting stock, it is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to complete, date, sign and return your proxy card in the enclosed prepaid envelope as promptly as possible so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

                                           Sincerely,

                                           /s/ SAMUEL ZELL

                                           Samuel Zell
                                           Chairman of the Board

                               CAPITAL TRUST, INC.
                           410 Park Avenue, 14th Floor
                            New York, New York 10022
                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Capital Trust, Inc.:

         Notice is hereby given that the 2000 annual meeting of stockholders (the "Annual Meeting") of Capital Trust, Inc., a Maryland corporation (the "Company"), will be held at 10:00 a.m., local time, on Thursday, December 14, 2000 at the Penn Club of New York, 30 West 44th Street, New York, New York 10036, for the following purposes:

         1. To elect twelve directors to serve until the Company's next annual meeting of stockholders and until such directors' successors have been elected and have qualified.

         2. To ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 2000.

         3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The board of directors of the Company has fixed the close of business on November 9, 2000 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

         If you hold voting stock, please complete, date, sign and return the enclosed proxy card promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. This will help ensure that your vote is counted. You may revoke your proxy in the manner described in the proxy statement at any time before the proxy has been voted at the Annual Meeting.

                                           By Order of the Board of Directors,

                                           /s/ SAMUEL ZELL

                                           Samuel Zell
                                           Chairman of the Board


November 15, 2000

                               CAPITAL TRUST, INC.
                           410 Park Avenue, 14th Floor
                            New York, New York 10022



                           ---------------------------


                                 PROXY STATEMENT

                                       FOR

                       2000 ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON DECEMBER 14, 2000

                           ---------------------------




         This proxy statement is being furnished by and on behalf of the board of directors of Capital Trust, Inc. (the "Company") in connection with the solicitation of proxies to be voted at the 2000 annual meeting of stockholders (the "Annual Meeting") to be held at 10:00 a.m., local time, on Thursday, December 14, 2000 at the Penn Club of New York, 30 West 44th Street, New York, New York 10036, and at any adjournment or postponement thereof.

         At the Annual Meeting, stockholders will be asked to (1) elect the following nominees as directors of the Company to serve until the Company's next annual meeting of stockholders and until such directors' successors are elected and have duly qualified: Samuel Zell, Jeffrey A. Altman, Thomas E. Dobrowski, Martin L. Edelman, Gary R. Garrabrant, Craig M. Hatkoff, John R. Klopp, Susan W. Lewis, Sheli Z. Rosenberg, Steven Roth, Lynne B. Sagalyn, and Michael Watson (the "Nominees"), (2) ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 2000, and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The principal offices of the Company are located at 410 Park Avenue, 14th Floor, New York, New York 10022 and the Company's telephone number is (212) 655-0220.

         This proxy statement and the enclosed proxy card are being sent to stockholders on or about November 15, 2000.

         The Company is the successor to Capital Trust, a California business trust (the "Predecessor"), following consummation of a reorganization on January 28, 1999. Unless the context otherwise requires, references to the business, assets, liabilities, capital structure, operations and affairs of the Company include those of the Predecessor prior to the reorganization.

Voting Rights; Record Date

         Only holders of record of shares of the Company's class A common stock, par value $.01 per share ("Class A Common Stock"), and class A 9.5% cumulative convertible preferred stock, par value $.01 per share ("Class A Preferred Stock"), at the close of business on November 9, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. Class A Common Stock and Class A Preferred Stock are referred to in this proxy statement as "Voting Stock." On the Record Date, there were issued and outstanding 19,588,152 shares of Class A Common Stock, each of which is entitled to one vote, and 2,277,585 shares of Class A Preferred Stock, each of which is entitled to one vote. Holders of Voting Stock on the Record Date are entitled to notice of the Annual Meeting and may attend the meeting.

         With respect to each of the two proposals expected to be presented for a vote of stockholders, the presence, in person or by duly executed proxy, of the holders of a majority in voting power of the outstanding shares of Voting Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum in order to transact business. Abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum

         The election of each of the Nominees requires a plurality of the votes cast at the Annual Meeting. The ratification of the appointment of Ernst & Young LLP as independent accountants requires a majority of the votes cast at the Annual Meeting.

         The Company has two classes of non-voting stock: class B common stock, par value $0.01 per share ("Class B Common Stock"), and class B 9.5% cumulative convertible non-voting preferred stock, par value $0.01 per share ("Class B Preferred Stock"). Holders of Class B Common Stock and Class B Preferred Stock on the Record Date are entitled to notice of the Annual Meeting and may attend, but may not vote at the meeting.

         The Company's officers and directors and Veqtor Finance Company, L.L.C., which is controlled by a trust for the benefit of the family of Samuel Zell, the Company's chairman of the board, own in the aggregate 9,098,671 shares of Voting Stock (approximately 41.6% in voting power of the outstanding Voting Stock) and have advised the Company that they intend to vote FOR (1) the election as a director of the Company of each of the Nominees, and (2) the ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for 2000.

Solicitation and Voting of Proxies; Revocation

         All duly executed proxies received by the Company in time for the Annual Meeting will be voted in accordance with the instructions given therein by the person executing the proxy. In the absence of instructions, duly executed proxies will be voted FOR (1) the election as a director of the Company of each of the Nominees, and (2) the ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for 2000.

         The submission of a signed proxy will not affect the right of a holder of Voting Stock to attend, or to vote in person at, the Annual Meeting. You may revoke or change your proxy at any time prior to its use at the Annual Meeting by giving the Company written direction to revoke it, by giving the Company a new proxy or by attending the meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you. Written notice of revocation or subsequent proxy should be sent to Capital Trust, Inc. c/o American Stock Transfer & Trust Company, 6201 Fifteenth Avenue, Brooklyn, New York 11219, Attention: Paula Caroppoli, or hand-delivered to Capital Trust, Inc. c/o American Stock Transfer & Trust Company, so as to be delivered at or before the taking of the vote at the Annual Meeting.

         The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited by the Company's directors, officers and other employees by personal interview, telephone, telegram and other means of communication. Such persons will receive no additional compensation for such services. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to the beneficial owners of shares of the Company's stock held of record by such brokers and other fiduciaries. The Company will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         All of the Company's directors will be elected at the Annual Meeting to serve as directors until the next succeeding annual meeting of stockholders and until their successors are elected and shall have qualified. The Nominees are all currently members of the board of directors. All Nominees, if elected, are expected to serve until the next succeeding annual meeting of stockholders.

         The board of directors has been informed that all of the Nominees are willing to serve as directors but, if any of them should decline or be unable to act as a director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The board of directors has no reason to believe that any such nominees will be unable or unwilling to serve.

Nominees for Election as Directors

         The names, ages as of November 15, 2000, and existing positions with the Company of the Nominees are as follows:


               Name            Age  Office or Position Held
               ----            ---  -----------------------
Samuel Zell..................   59  Chairman of the Board of Directors
Jeffrey A. Altman............   34  Director
Thomas E. Dobrowski..........   57  Director
Martin L. Edelman............   59  Director
Gary R. Garrabrant...........   43  Director
Craig M. Hatkoff.............   46  Director, Vice Chairman and Chairman of the
                                    Executive Committee
John R. Klopp................   46  Director, Vice Chairman, Chief Executive
                                    Officer and President
Susan W. Lewis...............   44  Director
Sheli Z. Rosenberg...........   58  Director
Steven Roth..................   59  Director
Lynne B. Sagalyn.............   53  Director
Michael Watson...............   44  Director

         The name, principal occupation for the last five years, selected biographical information and the period of service as a director of the Company of each of the Nominees are set forth below.

         Samuel Zell has been chairman of the board of directors of the Company since July 1997. Mr. Zell is chairman of Equity Group Investments, L.L.C., a privately held real estate and corporate investment firm ("EGI"), American Classic Voyages Co., an owner and operator of cruise lines, Anixter International

Inc., a provider of integrated network and cabling systems ("Anixter"), Manufactured Home Communities, Inc., a REIT specializing in the ownership and management of manufactured home communities ("MHC"), Davel Communications, Inc., an owner and operator of public pay telephones, Chart House Enterprises, Inc., an owner and operator of restaurants, and Danielson Holding Corporation, a holding company that offers a variety of insurance products and financial services. He is chairman of the board of trustees of Equity Residential
Properties Trust ("ERPT"), a REIT specializing in the ownership and management of multi-family housing, and of Equity Office Properties Trust ("EOPT"), a REIT specializing in the ownership and management of office buildings. Mr. Zell is also a director of Ramco Energy PLC, an independent oil company based in the United Kingdom.

         Jeffrey A. Altman has been a director of the Company since November 1997. Since November 1996, Mr. Altman has been a senior vice president of Franklin Mutual Advisers, Inc., formerly Heine Securities Corporation, a registered investment adviser ("FMA"), and a vice president of Franklin Mutual Series Fund Inc., a mutual fund with assets in excess of $20 billion, advised by FMA. From August 1988 to October 1996, Mr. Altman was an analyst with FMA.

         Thomas E. Dobrowski has been a director of the Company since August 1998. Mr. Dobrowski has been the managing director of real estate and alternative investments of General Motors Investment Management Corporation ("GMIMCo"), an investment advisor to several pension funds of General Motors Corporation ("GM") and its subsidiaries and to several other clients for more than the past five years. Mr. Dobrowski is a trustee of EOPT and a director of MHC.

         Martin L. Edelman has been a director of the Company since February 1997. Mr. Edelman has been of counsel to Paul, Hastings, Janofsky & Walker LLP, and prior thereto Battle Fowler LLP, each a law firm that has provided services to the Company, since 1993. Mr. Edelman was a partner with Battle Fowler LLP from 1972 through 1993. Mr. Edelman served as president of Chartwell Leisure Inc., an owner and operator of hotel properties, from January 1996 until it was sold in March 1998. He has been a director of Cendant Corporation and a member of that corporation's executive committee since November 1993. Mr. Edelman also serves as a director of Avis Rent-A-Car, Inc., Acadia Realty Trust and Delancy Estates, PLC.

         Gary R. Garrabrant has been a director of the Company since January 1997. Mr. Garrabrant was the vice chairman of the Company from February 1997 until July 1997. Mr. Garrabrant has been managing director and chief investment officer of Equity International Properties, Ltd., a privately-held international real estate investment company, since July 1, 1998. Mr. Garrabrant is executive vice president of EGI and joined EGI as senior vice president in January 1996. Previously, Mr. Garrabrant was director of Sentinel Securities Corporation and co-founded Genesis Realty Capital Management in 1994, both of which were based in New York and specialized in real estate securities investment management. From 1989 to 1994, he was associated with The Bankers Trust Company.

         Craig M. Hatkoff has been a director and vice chairman of the Company since July 1997. Mr. Hatkoff was a founder and was a managing partner of Victor Capital Group, L.P. ("Victor Capital") from 1989 until the acquisition of Victor Capital by the Company in July 1997. Mr. Hatkoff was a managing director and co-head of Chemical Realty Corporation, the real estate investment banking arm of Chemical Banking Corporation, from 1982 until 1989. From 1978 to 1982, Mr. Hatkoff was the head of new product development in Chemical Bank's Real Estate Division, where he previously served as a loan officer.

         John R. Klopp has been a director of the Company since January 1997, the chief executive officer, a vice chairman and the president of the Company since February 1997, July 1997 and January 1999, respectively. Mr. Klopp was a founder and was a managing partner of Victor Capital from 1989 until the acquisition of Victor Capital by the Company in July 1997. Mr. Klopp was a managing director and co-head of Chemical Realty Corporation from 1982 until 1989. From 1978 to 1982, Mr. Klopp held various positions with Chemical Bank's Real Estate Division, where he was responsible for originating, underwriting and monitoring portfolios of construction and permanent loans. He is a director of Metropolis Realty Trust, Inc., a Manhattan office REIT.

         Susan W. Lewis has been a director of the Company since June 2000. Ms. Lewis has been Executive Vice President and Chief Real Estate Officer and head of the Real Estate Investment Group of Citigroup Investments Inc. since March 1998. She held the same positions within Travelers Group from 1994 until its merger with Citicorp, Inc. in March 1998, and she held various other positions within Travelers Group from 1988 to 1994.

         Sheli Z. Rosenberg has been a director of the Company since July 1997. Since January 2000, Ms. Rosenberg has been vice chairman of EGI, for which she had previously served as the chief executive officer and president for more than the past five years. She was a principal of the law firm Rosenberg & Liebentritt P.C. from 1980 until September 1997. Ms. Rosenberg is a director of MHC, Anixter, CVS Corporation, a drugstore chain, Dynergy, Inc., a supplier of electricity and natural gas, and Danka Business Systems, Inc., a business solution provider for mid-size companies. She is also a trustee of ERPT and EOPT.

         Steven Roth has been a director of the Company since August 1998. Mr. Roth has been chairman of the board of trustees and chief executive officer of Vornado Realty Trust ("Vornado") since May 1989 and chairman of the executive committee of the board of Vornado since April 1980. Since 1968, he has been a general partner of Interstate Properties, a real estate and investment company, and, more recently, he has been managing general partner. On March 2, 1995, he became chief executive officer of Alexander's, Inc., a real estate company. Mr. Roth is also a director of Alexander's, Inc.

         Lynne B. Sagalyn has been a director of the Company since July 1997. Dr. Sagalyn is the Earle W. Kazis and Benjamin Schore Director of the M.B.A. Real Estate Program at the Columbia University Graduate School of Business, and has been a professor and the director of that program since 1992. From 1991 to 1992, she was a visiting professor at Columbia. From 1987 to 1991, she was an associate professor of Planning and Real Estate Development at the Massachusetts Institute of Technology. She is also on the faculty of the Weimer School for Advanced Studies in Real Estate and Land Economics. Dr. Sagalyn is a director of United Dominion Realty Trust, a self-administered REIT in the apartment communities sector, and she is a director of The Retail Initiative.

         Michael Watson has been a director of the Company since March 2000. Mr. Watson has been a senior officer of Citigroup Investments Inc. since March 1998. He was employed by Travelers Group, where he served in various capacities in its Chicago, Dallas, San Francisco and New York offices, from 1987 until its merger with Citicorp, Inc. in March 1998.

Vote Required; Recommendation

         The election to the board of directors of each of the twelve Nominees will require the affirmative vote of a plurality of the votes cast at the Annual Meeting. The board of directors unanimously recommends that stockholders vote FOR the election to the board of directors of each of the twelve Nominees.

Board of Directors; Committees

         The board of directors is currently comprised of Messrs. Zell, Altman, Dobrowski, Edelman, Garrabrant, Hatkoff, Klopp, Roth, and Watson, Ms. Lewis, Ms. Rosenberg and Dr. Sagalyn. The board of directors has four standing committees: an executive committee, an audit committee, a compensation committee and a performance compensation committee.

         Executive Committee: The executive committee is currently comprised of Messrs. Garrabrant, Hatkoff and Klopp and Ms. Rosenberg, with Mr. Hatkoff serving as the committee's chairman. The executive committee is authorized to exercise all the powers and authority of the board of directors in the management of the business and affairs of the Company except those powers reserved, by law or resolution, to the board of directors.

         Audit  Committee:  The audit  committee is  currently  comprised of Mr.
Dobrowski and Dr. Sagalyn, with Dr. Sagalyn serving as the committee's chairperson. The audit committee makes recommendations to the board of directors regarding the selection of the Company's independent accountants, reviews the plan, scope and results of the audit, and reviews, with the independent accountants and management, the Company's policies and procedures with respect to internal accounting and financial controls, changes in accounting policy and the scope of the non-audit services which may be performed by the independent accountants.

         Compensation Committee: The compensation committee is currently comprised of Messrs. Altman, Edelman and Klopp, Ms. Rosenberg and Dr. Sagalyn, with Ms. Rosenberg serving as the committee's chairperson. The compensation committee establishes the compensation and benefit arrangements for the non-executive level officers and the key employees of the Company and the general policies relating to compensation and benefit arrangements of other employees of the Company, except to the extent that power is vested in the performance compensation committee. The compensation committee also administers the stock plans and compensation programs of the Company.

         Performance Compensation Committee: The performance compensation committee is currently comprised of Mr. Altman, Ms. Rosenberg, and Dr. Sagalyn, with Ms. Rosenberg serving as the committee's chairperson. The performance compensation committee establishes awards under and administers the Company's stock plans and compensation programs insofar as they relate to executive officers of the Company.

         During 1999, the board of directors held six meetings. The executive committee held one meeting in 1999. The audit committee held four meetings in 1999. The compensation committee held one meeting in 1999. The performance compensation committee held one meeting in 1999. During 1999, each director attended at least 75 percent of the number of meetings of the board of directors (while he or she was a member) and 100 percent of the total number of meetings of committees on which he or she served, except for Mr. Garrabrant, who did not attend two board of directors meetings and the executive committee meeting.

Compensation of Directors

         The Company pays two of its non-employee directors an annual cash retainer of $30,000 which is paid monthly. Five non-employee directors are not paid any cash fees for their services as such, but rather are compensated with an annual award of stock units under the Company's non-employee director stock plan with a value equal to $30,000. The remaining three non-employee directors are not compensated for their service as directors. The number of stock units awarded to each director, which are convertible into an equal number of shares of Class A Common Stock according to individual schedules set by each director, is determined quarterly in arrears by dividing one-quarter of the annual retainer amount ($7,500) by the average closing price of the Class A Common Stock for the quarter. The stock units vest when issued. There is no separate compensation for service on committees of the board of directors. All directors are also reimbursed for travel expenses incurred in attending board and committee meetings.

Compensation Committee Interlocks and Insider Participation

         The compensation committee of the board of directors was comprised during 1999 of Messrs. Altman, Edelman and Klopp, Ms. Rosenberg and Dr. Sagalyn. Other than Mr. Klopp, none of the committee's members was an officer or employee of the Company during 1999. No committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.

         Mr. Zell and Ms. Rosenberg serve as members of the boards of directors of numerous non-public companies owned or controlled in whole or in part by Mr. Zell or his affiliates which do not have compensation committees, and in many cases, the executive officers of those companies include Mr. Zell and Ms. Rosenberg.

         For a  description  of  certain  relationships  and  transactions  with
members  of  the  board  of   directors  or  their   affiliates,   see  "Certain
Relationships and Related Transactions" beginning on page 22.

Executive and Senior Officers

         The following sets forth the positions with the Company, ages as of November 15, 2000 and selected biographical information for the executive and senior officers of the Company who are not directors.

          Jeremy FitzGerald, age 37, has been a managing director of the Company since July 1997. Prior to that time, Ms. FitzGerald served as a principal of Victor Capital and had been employed in various positions at such firm since May 1990. She was previously employed in various positions at PaineWebber Incorporated.

          Stephen D. Plavin, age 41, has been the chief operating officer of the Company since August 1998. Prior to that time, Mr. Plavin was employed for fourteen years with the Chase Manhattan Bank and its securities affiliate, Chase Securities Inc. (collectively "Chase"). Mr. Plavin held various positions within the real estate finance unit of Chase including the management of: loan origination and execution, loan syndications, portfolio management, banking services and REO (real estate owned) sales. Since 1995, he served as a managing director responsible for real estate client management for Chase's major real estate relationships. From 1997 until his employment with the Company, he served as co-head of Global Real Estate for Chase. Mr. Plavin serves as a director of Omega Healthcare Investors, Inc., a skilled nursing real estate investment trust.

          Edward L. Shugrue III, age 34, has been the chief financial officer of the Company since September 1997 and has been a managing director, an assistant secretary and the treasurer of the Company since July 1997, July 1997 and January 1999, respectively. Prior to that time, Mr. Shugrue served as a principal of Victor Capital since January 1997. He previously served as director of real estate for and a vice president of River Bank America from April 1994 until June 1996 after serving as a vice president of the bank since January 1992. He was previously employed in various positions at Bear, Stearns & Co. Inc.

Executive Compensation

         The following table sets forth for the years indicated the annual compensation of the chief executive officer and the other executive officers of the Company who earned annual salary and bonus in excess of $100,000 (collectively, the "Named Executive Officers").

                                            Summary Compensation Table
                                         --------------------------------------------------------------------------------------
                                               Annual Compensation (1)          Long Term Compensation
-------------------------------------------------------------------------------------------------------------------------------
                                                                              Restricted     Securities
                                                                                Stock        Underlying           Other
  Name and Principal Position     Year       Salary($)(2)      Bonus($)       Awards($)      Options(#)      Compensation($)(7)
  ---------------------------     ----       ---------         --------       ---------      ----------      ------------------
John R. Klopp
     Vice Chairman, Chief         1999         600,000             750,000       --                  --        30,000
     Executive Officer and        1998         575,000             750,000       --             100,000         --
     President                    1997        935,964(3)           500,000       --              75,000         --
Craig M. Hatkoff
     Vice Chairman and            1999         600,000             750,000       --                  --        30,000
     Chairman of the Executive    1998         575,000             750,000       --             100,000         --
     Committee                    1997        935,964(3)           500,000       --              75,000         --

Stephen D. Plavin
     Chief Operating Officer      1999         350,000           1,100,000    300,000(5)            --        14,400
                                  1998        118,295(4)           850,000       --            100,000          --
Edward L. Shugrue III
     Managing Director,           1999         300,000             750,000    239,585(6)        75,000        14,400
     Chief Financial Officer      1998         287,500             400,000    198,750(6)        80,000          --
     and Treasurer                1997         275,067             200,000       --             50,000          --
------------------------

(1) As permitted by rules established by the SEC, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed, in the aggregate, the lesser of 10% of bonus plus salary or $50,000.

(2) The Company paid total compensation of $140,000 to Frank M. Morrow, the Company's former chief executive officer, for the year ended December 31, 1997.

(3) Includes $235,417 of base salary paid by the Company for the pro rata portion of each of Messrs. Klopp and Hatkoff's $500,000 annual base salary for 1997, payment of which commenced after the acquisition of Victor Capital. Also includes an allocation equal to half of the $407,021 of total management fees ($235,417) paid by Victor Capital to Valentine & Wildove & Company, Inc., a company owned equally by Messrs. Klopp and Hatkoff, and $463,036 of capital distributions made by Victor Capital to each of Messrs. Klopp and Hatkoff. The foregoing management fees and capital distributions were paid or made prior to the Company's acquisition of Victor Capital in 1997.

(4) Represents pro rata portion of $350,000 annual base salary for the portion of the year employed.

(5) Represents the value of 50,000 shares of Class A Common Stock awarded to Mr. Plavin (based on the $6.00 per share NYSE closing price on the date of the grant). The value of such restricted stock awards to Mr. Plavin at December 31, 1999 was $250,000 (based on the $5.00 per share NYSE closing price on such date).

(6) Represents the value of the 41,667 and 20,000 shares of restricted Class A Common Stock awarded to Mr. Shugrue during 1999 and 1998, respectively (based on the $5.75 and $9.94 per share, respectively, NYSE closing price on the date of grant). The value of all such restricted stock awards to Mr. Shugrue at December 31, 1999 was $308,335 (based on the $5.00 per share NYSE closing price on such date).

(7) Represents contributions made by the Company to the Capital Trust, Inc. 401(k) Profit Sharing Plan.

Employment Agreements

         The Company is a party to employment agreements with John R. Klopp and Craig M. Hatkoff. The employment agreements provide for five-year terms of employment commencing as of July 15, 1997. On the fifth anniversary of the commencement of the employment agreements, and on each succeeding anniversary, the terms of the employment agreements shall be automatically extended for one additional year unless, not later than three months prior to such anniversary date, either party shall have notified the other that it will not extend the term of the agreement. Pursuant to the employment agreements, Messrs. Klopp and Hatkoff currently receive for calendar year 2000 annual base salaries of $600,000, which are subject to further increases each calendar year to reflect increases in the cost of living or as otherwise determined in the discretion of the board of directors. Mr. Klopp and Mr. Hatkoff are also entitled to annual incentive cash bonuses to be determined by the board of directors based on individual performance and the profitability of the Company. Mr. Klopp and Mr. Hatkoff are also participants in the incentive stock and other employee benefit plans of the Company.

         If the employment of Mr. Klopp or Mr. Hatkoff is terminated without cause, with good reason or following a change of control, as those terms are defined in the employment agreements, the affected employee would be entitled to
(i) a severance payment equal to the greater of the amount payable to such employee over the remainder of the term of the employment agreement or an amount equal to the aggregate base salary and cash incentive bonus paid to the employee during the previous year; (ii) continued welfare benefits for two years; and
(iii) automatic vesting of all unvested stock options such that all of the employee's stock options would become immediately exercisable. Each vested option will remain exercisable for a period of one year following the employee's termination. The employment agreements provide for a non-competition period of one year if Mr. Klopp or Mr. Hatkoff terminates his employment voluntarily or is terminated for cause. As previously announced, Mr. Hatkoff intends to resign effective December 31, 2000, although he will remain a director and a consultant to the Company thereafter.

         The Company is a party to an employment agreement, as amended, with Stephen D. Plavin which provides for a term of employment commencing as of August 15, 1998 and expiring on January 2, 2002. On the date of expiration of the initial term, the employment agreement shall be automatically extended until December 31, 2002 unless, prior to April 7, 2001, either party shall have delivered to the other a non-renewal notice. The employment agreement provides for an annual base salary of $350,000, which will be increased each calendar year to reflect increases in the cost of living and may otherwise be further increased in the discretion of the board of directors. Mr. Plavin will receive an annual base salary of $350,000 for the calendar year 2000. The employment agreement also provides for annual incentive cash bonuses for calendar years 1999 through 2001 to be determined by the board of directors based on individual performance and the profitability of the Company, provided that the minimum of each of said three annual incentive bonuses shall be no less than $750,000. In addition to the base salary and incentive bonus, during the 1999 calendar year only, Mr. Plavin received a total of $1,200,000 of special cash payments, of which $850,000 was expensed in 1998 and $350,000 was expensed in 1999. Mr. Plavin is entitled to participate in employee benefit plans of the Company at levels determined by the board of directors and commensurate with his position; he also receives Company-provided life and disability insurance. In accordance with the agreement, Mr. Plavin was granted pursuant to the Company's incentive stock plan options to purchase 100,000 shares of Class A Common Stock with an exercise price of $9.00 immediately vested and exercisable as of the date of the agreement. The Company also agreed to grant pursuant to the incentive stock plan fully vested Class A Common Stock, 50,000 shares on January 1, 1999 and 100,000 shares on each of the three successive anniversaries thereof.

         If the Company terminates Mr. Plavin's employment other than for cause or disability, as those terms are defined in the agreement, or Mr. Plavin terminates employment with good reason (including following a change in control), as those terms are defined in the agreement, he would be entitled to
(i) his base salary accrued and unpaid up to the termination date, (ii) a severance payment equal to the greater of his base salary payable over the remainder of the employment term and his base salary as of the termination date for one full calendar year, plus the minimum bonus to the extent not paid for each of calendar years 1999 through 2001, plus the minimum bonus to the extent not paid for calendar year 2002 unless the initial term expires without renewal,
(iii) any unpaid calendar year 1999 special payments (which have been paid),
(iv) medical insurance coverage for him and his family for a period expiring on the earlier of the second anniversary of the termination date or such time as he obtains employment offering comparable or better medical insurance coverage, (v) receive a grant of all of the shares of Class A Common Stock not yet granted that the Company has agreed to grant to him and (vi) exercise his stock options for a period of one year from the termination date. If Mr. Plavin terminates for special reason (i.e., he shall not have been appointed chief executive officer when neither Messrs. Klopp nor Hatkoff hold such position), Mr. Plavin would be entitled to the foregoing compensation and benefits, except that, instead of the severance payment set forth in clause (ii), he would be entitled to a severance payment equal to his base salary as of the termination date for one full calendar year, plus $750,000 and would not be entitled to any grant of Class A Common Stock as set forth in clause (v). The employment agreement also specifies termination payments in the event of voluntary termination by Mr. Plavin for other than special reason or good reason and in the event of termination by the Company following death or disability and for cause. The employment agreement provides for restrictions on solicitation of employees and clients of the Company following termination by the Company for cause or termination by Mr. Plavin for other than good reason or special reason.

Stock Options

         The following table sets forth stock options issued in 1999 to the Named Executive Officers. The table also sets forth the hypothetical gains that would exist for the stock options at the end of their ten-year terms, assuming compound rates of appreciation of 5% and 10% from the $5.75 market price on the February 1, 1999 date of grant. The actual future value of the options will depend on the market value of the Company's Class A Common Stock.

                                             Option/SAR Grants in Last Fiscal Year

                                                                                              Potential Realizable Value at
                                                                                              Assumed Annual Rates of Stock
                                                                                              Price Appreciation for Option
                  Individual Grants                                                                      Term(1)
--------------------------------------------------------------------------------------------------------------------------------
             (a)                    (b)             (c)             (d)           (e)           (f)                 (g)

                                 Number of
                                 Securities      % of Total
                                 Underlying     Option/SARs
                                  Options/       Granted to      Exercise
                                    SARs        Employees in      or Base       Expira-
                                  Granted          Fiscal          Price         tion
Name                                (2)             Year           ($/sh)        Date          5% ($)             10% ($)
----                               ----            -----          -------       -----         --------           --------

Edward L. Shugrue III              75,000          21.3%            6.00        2/1/09         252,461         668,551
-------------------------

(1) The amounts of potential realizable value, which are based on assumed appreciation rates of 5% and 10% prescribed by Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's share price. The amounts of potential value with respect to the options do not account for expiration of the options upon termination of employment or the phased-in exercise schedule. Future compensation resulting from the options is based solely on the actual performance of the Company's share price in the trading market.

(2) Represents shares underlying stock options; none of the executive officers were granted SARs. One-third of the options become exercisable in equal increments on the first, second and third anniversaries of the date of grant. Messrs. Klopp, Hatkoff, and Plavin were not granted any stock options in 1999.

      The following table shows the 1999 year-end value of the stock options held by the Named Executive Officers. None of the Named Executive Officers exercised stock options during 1999.

                                          Year End 1999 Option/SAR Values

                                    Number of Securities
                                   Underlying Unexercised              Value of Unexercised In-the-
                                    Options/SARs at Year                   Money Options/SARs at
                                            End #                               Year End(1)
                             ------------------------------------ ----------------------------------------

Name                             Exercisable    Unexercisable        Exercisable        Unexercisable
----                             -----------    -------------        -----------        -------------
John R. Klopp                        116,667       58,333                 $--                   $--
Craig M. Hatkoff                     116,667       58,333                  --                    --
Stephen D. Plavin                        --       100,000                  --                    --
Edward L. Shugrue III                111,608       93,332                  --                    --

----------------------------------

(1) No amounts are shown because the exercise prices of the stock options met or exceeded the market value of the underlying Class A Common Stock at year end based upon the $5.00 per share closing price reported on the NYSE on December 31, 1999. The actual value, if any, an executive may realize is dependent upon the amount by which the market price of Class A Common Stock exceeds the exercise price when the stock options are exercised.

         The following table provides information with respect to a long term incentive plan award made to a Named Executive Officer in 1999.

                       Long Term Incentive Plans -- Awards in Last fiscal Year

                                         Number of Shares, Units               Performance or
                                                 or Other                    Other Period Until
Name                                              Rights                    Maturation of Payout
----------------------------------     ----------------------------     -----------------------------

Edward L. Shugrue III                           52,081(1)                          3 years

---------------------

(1) Represents performance units with respect to 52,083 shares of Class A Common Stock granted on February 1, 1999. The shares subject to the units vest and become potentially payable over a three year period and the vested shares are earned when the stock price performance criteria is obtained. The shares vest and become potentially payable in equal increments of 17,361 shares on each of the three successive anniversaries of the date of grant. One third of the vested shares are earned upon the date when the price of the Class A Common Stock reaches each of the prescribed $8, $10 and $12 price hurdles and maintains such price hurdles for a 30 day period.

Compliance with Section 16(a)

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange ("NYSE"). Officers, directors and greater than ten percent stockholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of Forms 3, 4 and 5 and amendments thereto available to the Company and written representations from certain of the directors, officers and 10% stockholders that no form is required to be filed, the Company believes that no director, officer or beneficial owner of more than 10% of its Class A Common Stock failed to file on a timely basis reports required pursuant to Section 16(a) of the Exchange Act with respect to 1999, except that Veqtor Finance Company, L.L.C. ("Veqtor") filed a late Form 4 in December 1999 following the disposition of shares of Class A Common Stock in September 1999 in redemption of interests in Veqtor held by certain members thereof.

Report on Executive Compensation(*)


Introduction

         The Company's compensation programs are administered by its compensation committees. The compensation committee establishes and administers the compensation and benefit arrangements for officers and key employees (except to the extent vested in the performance compensation committee). The performance compensation committee (which is comprised of the independent members of the compensation committee) establishes and administers the compensation programs as they relate to executive officers of the Company and is empowered to accept or reject, or increase or decrease, any award or component of compensation recommended by the compensation committee.

Compensation for 1999

         The Company's 1999 executive compensation consisted of three elements: an annual base salary, annual bonus compensation and long-term incentive compensation.

         Messrs. Klopp and Hatkoff received their $600,000 annual salaries called for by their employment agreements which were previously approved by the board of directors and the other executive officers also received their previously established or negotiated salaries. The performance compensation committee's goal is to provide competitive executive compensation packages as a means of retaining the Company's executive officers. To that end, the committee believes that the salaries of the Company's executive officers are commensurate with prevailing compensation practices in the financial services industry. Salary levels among the executive officers vary primarily in relation to differing individual levels of responsibility.

         The performance compensation committee's goal with annual bonus and long-term incentive compensation is to focus executive behavior on the fulfillment of annual and long-term business objectives, and to create a sense of ownership in the Company that causes executive decisions to be aligned with the best interests of the Company's stockholders.

         The Company achieved significant revenue and earnings growth in 1999 as the Company originated assets and closed advisory assignments. Under the leadership of Messrs. Klopp and Hatkoff, revenues grew approximately 45% to a record $107.6 million and net income per share of Class A Common Stock (diluted) grew approximately 25% to $0.55. In recognition of their leadership role in obtaining these record results, Messrs. Klopp and Hatkoff were each awarded a $750,000 cash bonus.

         The performance compensation committee awarded stock options, restricted stock and cash bonuses to other executive officers. In determining the amount of discretionary compensation, the performance compensation committee evaluated each executive officer's contribution to the Company's ongoing portfolio management and revenues and earnings growth which the committee believed provided an appropriate framework which could also be used to formulate the discretionary awards
--------
* The material in this report is not "solicitation material," is not deemed filed with the Commission, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

made to other executive officers. In connection with its evaluation, the committee considered the executive officer's level of job responsibility and relative influence on the Company's ability to grow and successfully manage its asset portfolio.

         Section 162(m) of the Code limits the deductibility in the Company's tax return of compensation over $1 million to any of the executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The performance compensation committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance. During 1999, the Company paid each of Messrs. Klopp, Hatkoff, Plavin and Shugrue approximately $385,502, $385,502, $765,448, and $65,183, respectively, in cash compensation that was non-deductible pursuant to Section 162(m). In awarding the cash bonuses to executive officers that produced the non-deductible compensation expense, the performance compensation committee determined that the advantages to the Company of awarding compensation at that level as a reward for the previously discussed leadership of executive officers outweighed the loss of the tax deduction. The performance compensation committee will continue to consider on a case-by- case basis whether particular compensation awards and programs which do not satisfy the conditions of Section 162(m) outweigh the costs to the Company of the loss of the related tax deduction.

Performance Compensation Committee

Jeffrey A. Altman
Sheli Z. Rosenberg
Lynne B. Sagalyn

Performance Graph

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on shares of Class A Common Stock against (i) the cumulative total return of companies listed on the New York Stock Exchange, (ii) the cumulative total return of the companies contained in the National Association of Real Estate Investment Trusts ("NAREIT") Hybrid REIT Share Index, (iii) the cumulative total return of the peer group selected in previous years by the Company (Amresco Inc., Contifinancial Corp., Finova Group Inc., LNR Property Corp. and Ocwen Financial Corp.) (the "Old Peer Group"), and
(iv) the cumulative total return of a new peer group selected by the Company (iStar Financial Inc., Franchise Finance Corporation of America, Allied Capital Corp., LNR Property Corp. and Ocwen Financial Corp.) (the "New Peer Group"). The Company has selected the New Peer Group as a basis for comparison because it believes that, as a result of changes in the competitive environment and the Company's operations, a comparison of shareholder returns to the returns of its newly selected peer group companies provides a more appropriate basis of comparison. The five-year period compared commences December 31, 1994 and ends December 31, 1999. This graph assumes that $100 was invested on January 1, 1995 in the Company and each of the two market indices and the two peer group indices (at the December 31, 1994 closing prices), and that all cash distributions were reinvested. The Class A Common Stock price performance shown on the graph is not indicative of future price performance.



[GRAPHIC OMITTED]


                                Dec. 31, 1994   Dec. 31, 1995   Dec. 31, 1996   Dec. 31, 1997   Dec. 31,1998   Dec. 31,1999

          Capital Trust, Index     $100.00         $ 92.31         $169.23         $692.31         $369.23        $307.69
          NYSE Market Index        $100.00         $129.66         $156.20         $205.49         $244.52        $267.75
          NAREIT Hybrid            $100.00         $122.99         $159.09         $176.20         $116.25        $ 74.52
          Old Peer Group Index     $100.00         $160.93         $239.73         $372.58         $305.15        $205.70
          New Peer Group Index     $100.00         $139.21         $183.67         $251.17         $189.82        $175.33


         The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth as of November 9, 2000 certain information with respect to the beneficial ownership of Voting Stock, and the voting power possessed thereby (based on 19,588,152 shares of Class A Common Stock and 2,277,585 shares of Class A Preferred Stock outstanding on that date), by (i) each person known to the Company to be the beneficial owner of more than 5% of either the outstanding Class A Common Stock or the outstanding Class A Preferred Stock, (ii) each director and Named Executive Officer currently employed by the Company and (iii) all directors and executive officers of the Company as a group. Such information (other than with respect to directors and executive officers of the Company and beneficial owners of Class A Preferred Stock) is based on a review of statements filed with the Commission pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to the Voting Stock.


                                                        Class A Common Stock          Class A Preferred Stock
                                                ------------------------------------ -------------------------
                                                        Amount and Nature of           Amount and Nature of
                                                       Beneficial Ownership(1)        Beneficial Ownership(1)
                                                ------------------------------------ -------------------------
      Five Percent Stockholders,                                       Percent of                 Percent of
   Directors and Executive Officers                 Number               Class        Number         Class         Voting Power
----------------------------------------------  --------------------  -------------  --------    ---------------  --------------
Veqtor Finance Company, L.L.C. (2)               3,192,288               16.3%         --             --              14.6%
EOP Operating Limited Partnership (3)            4,273,428(4)            17.9          --             --              16.3
State Street Bank and Trust Company, as          4,273,428(4)            17.9          --             --              16.3
Trustee for General Motors Employes
Global Group Pension Trust (5)
Vornado Realty, L.P. (6)                         4,273,428(4)            17.9          --             --              16.3
Wanger Asset Management, L.P. (7)                1,837,300                9.4          --             --               8.4
BankAmerica Investment Corporation (8)             200,000                1.0        759,195         33.3%             4.4
First Chicago Capital Corporation (8)              200,000                1.0        759,195         33.3              4.4
Wells Fargo & Company (8)                          430,701                2.2        759,195         33.3              5.4
Jeffrey A. Altman                                   30,000                 *           --             --                *
Thomas E. Dobrowski                                     --(9)              --          --             --                --
Martin L. Edelman                                   75,383(10)             *           --             --                *
Gary R. Garrabrant                                 459,806(10)(11)        2.3          --             --                2.1
Craig M. Hatkoff                                 2,489,799(12)(13)       12.7          --             --               11.4
John R. Klopp                                    2,481,799(12)(13)       12.7          --             --               11.4
Susan W. Lewis                                          --                 --          --             --                 --
Stephen D. Plavin                                  350,000(14)            1.8          --             --                1.6
Sheli Z. Rosenberg                                 436,472(10)(15)        2.2          --             --                2.0
Steven Roth                                            -- (16)             --          --             --                 --
Lynne B. Sagalyn                                    42,049(10)             *           --             --                 *
Edward L. Shugrue III                              252,607(14)            1.3          --             --                1.1
Michael Watson                                         --                  --          --             --                 --
Samuel Zell                                        172,049(10)(17)         *           --             --                 *
All executive officers and directors as a        6,789,964               33.2%         --             --               29.8%
group (14 persons)
       * Represents less than 1%.


(1) The number of shares owned are those beneficially owned as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

(2) Zell General Partnership, Inc. ("Zell GP") is the sole member of Veqtor Finance Company, L.L.C. ("Veqtor"). The sole shareholder of Zell GP is the Samuel Investment Trust, a trust established for the benefit of the family of Samuel Zell. Chai Trust Company L.L.C., which is advised by Equity Group Investments, L.L.C. with respect to its investments, serves as trustee of Chai Trust Company L.L.C. Veqtor is located at c/o Equity Group Investments, L.L.C., Two North Riverside Plaza, Chicago, Illinois 60606.

(3)   Beneficial ownership information is based on a statement filed pursuant to
      Section 13(d) of the Exchange Act by EOP Operating Limited Partnership ("EOP"). The address of EOP is Two North Riverside Plaza, Chicago, Illinois 60606.

(4) Represents shares which may be obtained upon conversion of $29,914,000 in convertible amount of Variable Step Up Convertible Trust Preferred Securities issued by the Company's consolidated Delaware statutory business trust subsidiary, CT Convertible Trust I (the "CT Trust"), to each of EOP, State Street Bank and Trust Company, as trustee for General Motors Employes Global Group Pension Trust (the "GM Trust") and Vornado Realty L.P. ("VNO").

(5)   Beneficial ownership information is based on statements filed pursuant to
      Section 13(d) of the Exchange Act by General Motors Investment Management Corporation ("GMIMCo") and the GM Trust as another reporting person named therein. State Street Bank and Trust Company acts as the trustee (the "Trustee") for the GM Trust, a trust under and for the benefit of certain employee benefit plans of General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by GMIMCo, a wholly owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as the GM Trust's investment manager with respect to these shares and in that capacity it has sole power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed. The address of GMIMCo is 767 Fifth Avenue, New York, New York 10153.

(6)   Beneficial ownership information is based on a statement filed pursuant to
      Section 13(d) of the Exchange Act filed by VNO. The address of VNO is c/o Vornado Realty Trust, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663.

(7) Beneficial ownership information is based on the Schedule 13G jointly filed by Wanger Asset Management, L.P. ("WAM"), its general partner, Wanger Asset Management, Ltd. ("WAM Ltd") and its client, Acorn Investment Trust ("Acorn") reporting beneficial ownership of shares on behalf of discretionary clients, including Acorn. WAM, WAM Ltd. and Acorn are located at 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(8) The address of BankAmerica Investment Corporation is c/o Bank of America, 231 S. LaSalle Street, 19th Floor, Chicago, Illinois 60697. The address of First Chicago Capital Corporation is One First National Plaza, Mail Suite 0597, Chicago, Illinois 60670-0597. The address of Wells Fargo & Company is 333 S. Grand Avenue, 9th Floor, Los Angeles, California 90071.

(9) Does not include the shares that may be deemed beneficially owned by GMIMCo, as to which Mr. Dobrowski disclaims beneficial ownership.

(10) In each case (that of Mr. Zell, Mr. Edelman, Mr. Garrabrant, Ms. Rosenberg, and Dr. Sagalyn), includes 17,049 shares which may be obtained upon conversion of vested stock units. In the case of Mr. Zell, Mr. Edelman, Mr. Garrabrant, and Dr. Sagalyn, included 80,000, 58,334, 23,334, and 25,000, respectively, shares issuable upon the exercise of vested stock options.

(11) Includes the 419,423 shares of class A common stock owned by GRG Investment Partnership LP, for which Mr. Garrabrant serves as the general partner.

(12) Includes, in the case of Mr. Hatkoff, the 2,330,132 shares of class A common stock owned by CMH Investment Partnership LP, a family partnership for which Mr. Hatkoff serves as a general partner. Includes, in the case of Mr. Klopp, 2,330,132 shares of class A common stock owned by JRK Investment Partnership LP, a family partnership for which Mr. Klopp serves as general partner.

(13) Includes 141,667 shares issuable upon the exercise of vested stock options held by each of Messrs. Klopp and Hatkoff.

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(14)  Includes 103,384 shares for Mr. Shugrue that are the subject of restricted stock awards for which he retains voting rights. Includes 100,000 shares to be granted to Mr. Plavin on January 1, 2001. Includes 128,334 and 100,000 shares issuable upon the exercise of vested stock options held by Mr. Shugrue and Mr. Plavin, respectively.

(15) Includes 419,423 shares as class A common stock owned by Rosenberg-CT General Partnership LP, for which Ms. Rosenberg serves as a general partner.

(16) Does not include the shares that may be deemed beneficially owned by VNO, as to which Mr. Roth disclaims beneficial ownership.

(17) Does not include the shares that may be deemed beneficially owned by EOP, as to which Mr. Zell disclaims beneficial ownership.


Certain Relationships and Related Transactions

    Reimbursement Arrangement

         Pursuant to an expense reimbursement arrangement with EGI, the Company has agreed to reimburse EGI the costs for certain general administrative services to the Company, including, among others, certain legal, tax, shareholder relations and insurance acquisition services, which are provided by employees of EGI. The Company had charged to operations $86,658 during the 1999 fiscal year.

    Relationships with Martin L. Edelman

         Martin L. Edelman, a director of the Company, is of counsel to Paul, Hastings, Janofsky & Walker LLP, a law firm that provides the Company with ongoing legal representation with respect to various matters. The Company is also a party to a consulting agreement, dated as of January 1, 1998, with Mr. Edelman. Pursuant to the agreement, Mr. Edelman provides consulting services for the Company including client development and advisory services in connection with lending and investment banking activities and asset and business acquisition transactions. The consulting agreement was extended for a one-year term beginning on January 1, 2000. The agreement is terminable by either party upon thirty (30) days prior notice and provides for a consulting fee of $8,000 per month. Mr. Edelman is also entitled to participate in the Company's incentive stock plan.

     Asset Management Agreements

         VP Metropolis Services, LLC, a wholly owned subsidiary of the Company ("VPM"), is a party to an asset management agreement (the "VPM Asset Management Agreement") with MVB Metropolis Properties, L.P. ("MVB") pursuant to which VPM has agreed to manage, service and administer certain real estate assets owned by MVB and its affiliates, initially including a New York City property consisting of 46 condominium units and a pool of 18 mortgages secured by properties located throughout the United States. John R. Klopp and Craig M. Hatkoff, both directors of the Company, are each 25.05% owners of VP-LP, LLC, which owns a 1.0% interest in MVB. In addition, Mr. Klopp is a vice president of MVB Metropolis Corp., the general partner and a 1.0% owner of MVB. Pursuant to the VPM Asset Management Agreement, fees of $290,625 were paid to VPM and recognized as income by the Company during 1999.

         Victor Asset Management Partners, LLC, a wholly-owned subsidiary of the Company ("VAMP"), is a party to an asset management agreement (the "VAMP Asset Management Agreement I") with S.H. Mortgage Acquisition, LLC ("S.H. Mortgage Acquisition") pursuant to which VAMP has agreed to manage, service and administer certain real estate assets owned by S.H. Mortgage Acquisition and its affiliates, initially including 21 loans secured by various properties and other assets located in New Jersey. Messrs. Klopp and Hatkoff are managing members of VP-NJ, LLC, which owns a 1.0% interest in and is the managing member of S.H. Mortgage Acquisition. Pursuant to the VAMP Asset Management Agreement I, fees of $67,507 were paid to VAMP and recognized as income by the Company during 1999.

         VAMP is also a party to an asset management agreement (the "VAMP Asset Management Agreement II") with RE Acquisition, LLC ("RE Acquisition") pursuant to which VAMP has agreed to manage, service and administer certain real estate assets owned by RE Acquisition, initially including a pool of five mortgages and other rights relating to real properties located in New York and New Jersey. Messrs. Klopp and Hatkoff are managing members of VPC Partners, LLC, which owns a 0.7772% interest in RE Acquisition. In addition, Mr. Klopp is a manager of RE Acquisition. Pursuant to the VAMP Asset Management Agreement II, fees of $33,200 were paid to VAMP and recognized as income by the Company during 1999.


         The Company believes that the terms of the foregoing transactions are no less favorable than could be obtained by the Company from unrelated parties on an arm's-length basis.

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              PROPOSAL 2 -- RATIFICATION OF INDEPENDENT ACCOUNTANTS

Description of Proposal

         The board of directors of the Company has appointed Ernst & Young LLP ("E&Y") as independent accountants of the Company for the fiscal year ending December 31, 2000, and has further directed that the appointment of such accountants be submitted for ratification by the stockholders at the Annual Meeting. The Company has been advised by E&Y that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. E&Y will have a representative at the Annual Meeting who will have an opportunity to make a statement, if he or she so desires, and who will be available to respond to appropriate questions.

         Stockholder ratification of the appointment of E&Y as the Company's independent accountants is not required by the Company's charter or otherwise. However, the board of directors is submitting the appointment of E&Y to the stockholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, the board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board of directors determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required; Recommendation

         The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company's independent accountants. The board of directors unanimously recommends that stockholders vote FOR the ratification of Ernst & Young LLP as the Company's independent accountants.

                                  ANNUAL REPORT

         The Company has previously distributed its annual report to stockholders.


                                  OTHER MATTERS

         The management of the Company does not know of any other matters to come before the Annual Meeting. If, however, any other matters do come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.


                              STOCKHOLDER PROPOSALS

         Any Company stockholder who wishes to submit a proposal for presentation at the Company's 2001 annual meeting of stockholders must submit the proposal to the Company at its office at 410 Park Avenue, 14th Floor, New York, New York 10022, Attention: Secretary, no later than January 31, 2001, in order for the proposal to be considered for inclusion, if appropriate, in the Company's proxy statement and form of proxy relating to its 2001 annual meeting of stockholders.

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